EXHIBIT 3.4

Exhibit A

Certificate of Designation of
Series A Preferred Stock of
Bonamour, Inc.
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Pursuant to Section 7-106-102 of the
Colorado Business Corporation Act
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Bonamour, Inc.,   a   Colorado   corporation   (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation (“Articles”), as amended, and in accordance with the provisions of Section 7-106-102 of the Colorado Business Corporation Act (the “CBCA”), the Corporation's Board of Directors has duly adopted the following  resolutions creating a Series of Preferred Stock designated as Series A Preferred Stock:

WHEREAS, the Articles, as amended on the date hereof, authorize the Board of Directors of the Corporation to designate and create a series of the Preferred  Stock, out of the Twenty-Five Million 25,000,000 shares of Preferred Stock so designated by the Articles;

NOW THEREFORE, BE IT RESOLVED, that the Corporation  hereby designates and creates a series of the authorized Preferred  Stock of the  Corporation, designated  as Series A Preferred Stock, as follows:

FIRST: that, of the Twenty-Five Million 25,000,000 shares of Preferred Stock, without par value ("Preferred Stock"),  authorized  to be issued by the  Corporation, Ten Million (10,000,000)  shares are hereby  designated  as  "Series A Preferred Stock."  The  rights, preferences and limitations granted to and imposed upon the Series A Preferred Stock are as set forth below:

Section 1.  Designation and Amount. Ten Million (10,000,000)  shares of Preferred Stock of the Corporation are hereby designated as "Series A Preferred Stock" (the "Series A Preferred Stock").

Section 2.  Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to Twenty (20) votes for each share of Series A Preferred Stock held on any matters requiring a stockholder vote of the Corporation.

Section 3.  Rank. Shares of Series A Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, pari passu with the Corporation's common stock, without par value (the "Common Stock").

Section 4.  Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, or limitations other than as set forth herein, in the Articles or as provided by applicable law.

SECOND:  That such  determination of the designation, rights,  preferences and limitations  relating  to the  Series A Preferred  Stock,  was duly  made by the  Board  of  Directors  pursuant to the provisions  of  the  Articles  of  the  Corporation, and in accordance  with the  provisions of Section 7-106-102 of the Colorado  Business Corporation Act.

               IN WITNESS WHEREOF, the Corporation has caused this Designation to be duly executed to be effective November 20, 2011.

Bonamour, Inc.

By: /s/ Nathan Halsey
Nathan Halsey
President